As filed with the Securities and Exchange Commission on March 12, 2024

Registration No. 333-259732

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 2 to FORM S-8 REGISTRATION STATEMENT NO. 333-259732

UNDER THE SECURITIES ACT OF 1933

SOVOS BRANDS, INC.
(Exact name of registrant as specified in its charter)
Delaware	81-5119352
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
168 Centennial Parkway, Suite 200 Louisville, CO	80027
(Address of Principal Executive Offices)	(Zip Code)

Sovos Brands, Inc. 2021 Equity Incentive Plan
(Full Title of Plan)

Corporation Service Company 251 Little Falls Drive Wilmington, DE 19808 (302) 636-5400
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 2 (this “Post-Effective Amendment”) relates to the Registration Statement on Form S-8 (File No. 333-259732) (as subsequently amended prior to the date hereof) (the “Registration Statement”) of Sovos Brands, Inc. (the “Registrant”), which was filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”) on September 23, 2021, for the registration of 9,739,244 shares of the Registrant’s common stock, par value $0.001 per share, reserved for issuance under the Sovos Brands, Inc. 2021 Equity Incentive Plan. This Post-Effective Amendment is being filed to deregister any and all securities that remain unsold under such Registration Statement as of the date hereof.

Effective as of March 12, 2024, pursuant to an Agreement and Plan of Merger, dated as of August 7, 2023, by and among the Registrant, Campbell Soup Company (“Campbell”), and Premium Products Merger Sub, Inc., a wholly-owned subsidiary of Campbell (“Merger Sub”), Merger Sub merged with and into the Registrant, with the Registrant surviving as a wholly owned subsidiary of Campbell (the “Merger”).

As a result of the Merger, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statement. Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statement and, in accordance with any undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any and all securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Registrant that were registered under the Registration Statement and remain unsold at the termination of the offerings. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville, State of Colorado, on March 12, 2024.

SOVOS BRANDS, Inc.

By:	/s/ Isobel A. Jones
Name:	Isobel A. Jones
Title:	Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.